Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated June 28, 2024 with respect to the consolidated financial statements of Pinstripes Holdings, Inc. for the year ended April 28, 2024 which are contained in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Financial Statements” and “Experts.”

/s/ GRANT THORNTON LLP
Chicago, Illinois
July 17, 2024